EXHIBIT 10.2

OPTION AWARD AGREEMENT

ACREAGE HOLDINGS, INC.

This Award Agreement is entered into between Acreage Holdings, Inc. (the “Corporation”) and the Participant named below, pursuant to the Corporation's Second Amended and Restated Omnibus Incentive Plan effective September 23, 2020 (the “Plan”), a copy of which is attached hereto as Schedule “A”. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan.

1.	This Award Agreement evidences that on [♦] (the “Grant Date”), [NAME] (the “Participant”) was granted [♦] Floating Options (the “Award”), in accordance with the terms of this Award Agreement and subject to the provisions of the Plan.

2.	The Award will vest as follows:

Number & Type of Award	Exercise Price (USD)	Expiry Date	Vesting On
[♦] Floating Options	[♦]	[♦]	[♦]

all on the terms and subject to the conditions set out in the Plan.

3.	By signing this agreement, the Participant:

(a)	acknowledges that he or she has read and understands the Plan, agrees with the terms and conditions thereof, which shall be deemed to be incorporated into and form part of this Award Agreement (subject to any specific variations contained in this Award Agreement);

(b)	acknowledges that he or she is responsible for paying any applicable taxes and withholding taxes arising from the exercise of any Award, as further described in Article 8 of the Plan;

(c)	agrees that an Award does not carry any voting rights until such time as the Award is exercised, settled or exchanged, as applicable, for voting securities of the Corporation;

(d)	acknowledges that the value of the Award granted herein is in US$ denomination, and such value is not guaranteed;

(e)	recognizes that the value of an Award upon vesting, settlement and/or exercise, as applicable, is subject to stock market fluctuations;

(f)	recognizes that the Plan can be administered by a designee of the Compensation and Corporate Governance Committee (the “Committee”) of the board of directors of the Corporation (the “Board”) by virtue of Section 4(c) of the Plan and any communication from or to the designee shall be deemed to be from or to the Corporation;

(g)	acknowledges that he or she has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and has taken the opportunity to obtain such independent legal advice or has elected not to do so, and fully understands all provisions hereof and the Plan; and

(h)	agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or the Committee, if any, upon any questions arising under and matters concerning the Plan or this Award Agreement.

Notwithstanding any other arrangements between the Corporation and the Participant, in the event of the Participant’s death, or in the event that the Participant’s employment is terminated with or without cause, the Participant resigns from his or her employment or office with the Corporation or the Participant ceases to be a director of the Corporation, he or she shall immediately forfeit all unvested Award.

IN WITNESS WHEREOF the Corporation and the Participant have executed this Award Agreement as of ____________, 2021.

ACREAGE HOLDINGS, INC.

By:
Name:
Title:

Name of Participant

Signature of Participant

Note to Plan Participants

This Award Agreement must be signed where indicated and returned to the Corporation within 15 days of receipt. Failure to acknowledge acceptance of this grant will result in the cancellation of your Award.

Schedule “A”

Omnibus Incentive Plan

(attached)